FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of July 15, 2014 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and GARY A. SHIFFMAN (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of June 20, 2013 (the "Employment Agreement"); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    The following sentence is hereby added to the end of paragraph 4(g) of the Employment Agreement:

“Without limiting the foregoing, the Executive accepts, adopts and agrees to be subject to the Sun Communities, Inc. Executive Compensation “Clawback” Policy dated July 14, 2014, as it may be amended, restated or supplemented from time to time.”

2.    Paragraph 7(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 7(a):

“(a)    The Executive's employment under this Agreement may be terminated:

(i)    by either the Executive or the Company at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;

(ii)    by the Company at any time for "cause" (as defined below), without prior notice;

(iii)    by the Company upon the Executive's "permanent disability" (as defined below) upon not less than thirty (30) days written notice;

(iv)    upon the Executive's death; and

(v)    by the Executive at any time for Good Reason (as defined below).”

3.    Paragraph 7(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 7(c):

“(c)    For purposes hereof, the Executive's "permanent disability" shall be deemed to have occurred if the Executive, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) is unable to engage in any substantial gainful activity, or (ii) is receiving income replacement benefits for a period of not less than 6 months under an accident and health plan of the Company.”

4.    The following paragraph 7(d) is hereby added to the Employment Agreement:

“(d)    For purposes hereof, “Good Reason” shall mean:  (i) a material breach of this Agreement by the Company that is not cured within thirty (30) days after receiving written notice from the Executive of such breach, which notice must be provided within ninety (90) days of the initial existence of the Good Reason condition, with the determination as to whether there has been a breach and whether the breach is material to be determined by the Nominating and Governance Committee of the Board in the reasonable and good faith exercise of its discretion;  (ii) diminution of, or reduction or adverse alteration of, the Executive’s duties or responsibilities without the consent of the Executive, or the Company’s assignment of duties, responsibilities or reporting requirements that are materially inconsistent with his positions or that materially expand his duties, responsibilities, or reporting requirements without the consent of the Executive; or (iii) any requirement by the Company that the Executive relocate to a principal place of business outside of the Detroit, Michigan metropolitan area.  Written notice of an event constituting Good Reason must be provided to the Company by the Executive within ninety (90) days of its occurrence.  The Company will have thirty (30) days to cure such occurrence, and the Executive may not terminate this Agreement due to Good Reason more than thirty (30) days following the last day of such cure period (and only if the Company has failed to cure).”

5.    Paragraph 8(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 8(a):

“(a)    In the event that the Company terminates the Executive's employment under this Agreement without "cause" pursuant to paragraph 7(a)(i) hereof or if Executive terminates this Agreement for Good Reason pursuant to paragraph 7(a)(v) hereof, (i) the Executive shall be entitled to any accrued and unpaid Base Salary, Incentive Compensation and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year, which shall be paid by the Company to the Executive within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Incentive Compensation due to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (ii) subject to the Executive’s execution of a general release of claims in a form satisfactory to the Company, the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to eighteen (18) months if the Executive fully complies with paragraph 12 of this Agreement (the "Severance Payment"). The first monthly installment of the Severance Payment shall be paid not later than 45 days after the date of the termination that gives rise to the Severance Payment obligation, provided that the Executive has executed and delivered the general release of claims described above and the statutory period during which the Executive is entitled to revoke the general release of claims has expired prior to the end of such 45-day period, and, provided further, that if such 45-day period begins in one taxable year and ends in the subsequent taxable year, the first monthly installment of the Severance Payment shall be paid in the second taxable year. Notwithstanding the foregoing, the Severance Payment shall not be due Executive if Executive is entitled to Change in Control Benefits (as defined in paragraph 10 below). In the event that the Company terminates the Executive’s employment under this Agreement without “cause” pursuant to paragraph 7(a)(i) hereof or if Executive terminates this Agreement for Good Reason pursuant to paragraph 7(a)(v) hereof, the Executive, in his sole and absolute discretion, may decline the Severance Payment by written notice to the Company prior to the payment of any portion of the Severance Payment, in which event the Company shall have no obligation to make the Severance Payment and Executive shall be relieved of the restrictions imposed by subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive declines the Severance Payment in accordance with this paragraph 8(a), subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement shall become null and void and of no further force and effect.”

6.    Paragraph 8(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 8(b):

“(b)    If (i) the Company terminates the Executive's employment under this Agreement for "cause", or (ii) the Executive voluntarily terminates his employment hereunder, other than for Good Reason pursuant to paragraph 7(a)(v) hereof, the Executive shall be entitled to no further compensation or other benefits under this Agreement, except for any accrued and unpaid Base Salary and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year.”

7.    Paragraph 8(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 8(c):

“(c)    In the event of termination of the Executive's employment under this Agreement due to the Executive's permanent disability or death, (i) the Executive (or his successors and assigns in the event of his death) shall be entitled to any accrued and unpaid Base Salary, Incentive Compensation and benefits through the effective date of such termination, prorated for the number of days actually employed in the then current calendar year, which shall be paid by the Company to the Executive or his successors and assigns, as appropriate, within thirty (30) days of the effective date of such termination (or such later date as may be required in order to determine the amount of any Incentive Compensation due to the Executive but in no event later than March 15th of the calendar year following the calendar year that Executive’s employment is terminated), and (ii) the Company shall pay the Executive monthly an amount equal to one-twelfth (1/12) of the Base Salary (at the rate that would otherwise have been payable under this Agreement) for a period of up to twenty four (24) months if the Executive fully complies with paragraph 12 of this Agreement (the "Disability Payment"); provided, however, that payments so made to the Executive shall be reduced by the sum of the amounts, if any, which: (i) were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Company, and (ii) did not previously reduce the Base Salary, Incentive Compensation and other benefits due the Executive under paragraph 4(e) of this Agreement. In the event of termination of the Executive’s employment under this Agreement due to the Executive’s permanent disability, the Executive, in his sole and absolute discretion, may decline the Disability Payment by written notice to the Company prior to the payment of any portion of the Disability Payment, in which event the Company shall have no obligation to make the Disability Payment and Executive shall be relieved of the restrictions imposed by subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive declines the Disability Payment in accordance with this paragraph 8(c), subparagraphs (ii) and (v) of paragraph 12(a) of this Agreement shall become null and void and of no further force and effect.”

8.    Paragraph 10(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 10(a):

“(a)    The Company or its successor shall pay the Executive the Change in Control Benefits (as defined below) if there has been a Change in Control (as defined below) and any of the following events (each a “Change in Control Benefits Trigger Event”) has occurred: (i) the Executive’s employment under this Agreement is terminated without “cause” in accordance with paragraph 7(a)(i) at any time within twenty-four (24) months after the Change in Control, (ii) the Executive terminates his employment under this Agreement for Good Reason in accordance with paragraph 7(a)(v) at any time within twenty-four (24) months after the Change in Control, or (iii) upon a Change in Control under paragraph 10(g)(ii), the Company or its successor does not expressly assume all of the terms and conditions of this Agreement.”

9.    Paragraph 10(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 10(c):

“(c)    Notwithstanding anything to the contrary herein, in the event that within sixty (60) days prior to a Change in Control (i) the Executive’s employment under this Agreement is terminated by the Company without “cause” in accordance with paragraph 7(a)(i) or (ii) the Executive terminates his employment under this Agreement for Good Reason in accordance with paragraph 7(a)(v), such termination, in either case, shall be deemed to have been made in connection with the Change in Control, such termination shall be a Change in Control Benefits Trigger Event, and the Executive shall be entitled to receive the Change in Control Benefits and in accordance with paragraph 11 of this Agreement, all stock options or other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable and may be exercised by the Executive at any time within one (1) year after such Change in Control Benefits Trigger Event.”

10.    Paragraph 10(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 10(d):

“(d)    The Change in Control Benefits are in addition to the acceleration of the vesting of, and the extension of the time for exercise of, stock options and other stock based compensation as a result of a Change in Control Benefits Trigger Event.”

11.    Paragraph 11 of the Employment Agreement is hereby deleted in its entirety and replaced with the following paragraph 11:

“11.    Stock Awards. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options or other stock based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with the Company’s equity incentive plans. In the event that the Company terminates the Executive's employment under this Agreement without "cause" or if the Executive terminates his employment under this Agreement for Good Reason in accordance with paragraph 7(a)(v) or upon the death or permanent disability of the Executive, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable. Upon a Change in Control Benefits Trigger Event or any event described in paragraph 10(c) of this Agreement, all stock options or other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable and may be exercised by the Executive at any time within one (1) year after the Change in Control Benefits Trigger Event. All stock option and other stock based compensation award agreements between the Company and the Executive shall be amended to conform to the provisions of this paragraph 11. In the event of an inconsistency between this paragraph 11 and such award agreements, this paragraph 11 shall control.”

12.    Except as otherwise modified herein, the Employment Agreement shall remain in full force and effect consistent with its terms.

13.    This Amendment shall be governed by and construed according to the laws of the State of Michigan.

14.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

REIT:
SUN COMMUNITIES, INC., a Maryland corporation
By:	/s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

SCOLP:
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership
By: Sun Communities, Inc., a Maryland corporation, its General Partner
By:	/s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

EXECUTIVE:

/s/ Gary A. Shiffman
GARY A. SHIFFMAN